Exhibit 99.1

OPTIMUMCARE®
CORPORATION

Company contact:
Ed Johnson, Chairman & CEO
(800) 771-7202
www.optimumcare.com

For immediate release

OPTIMUMCARE COMPLETES ACQUISITION OF A
SOUTHERN CALIFORNIA NURSE STAFFING AGENCY

LAGUNA NIGUEL, Calif. – September 9, 2003 – OptimumCare Corporation (OTCBB: OPMC) today announced that it has completed the acquisition of the stock of a Southern California-based per diem nurse registry.

The staffing agency, which OptimumCare previously reported that it had entered into a preliminary agreement to purchase, primarily provides nurses on a temporary basis. It had revenues of approximately $1.4 million for the year ended December 31, 2002. Terms of the acquisition involve both cash and stock, as well as a promissory note with an earn out provision.

“We’re very happy to have concluded these negotiations so rapidly, and to have added this fine agency to our growing California medical staffing services group,” said OptimumCare’s Chairman & CEO, Edward A. Johnson. “We increasingly are positioning the company as a key participant in the temporary healthcare staffing services sector.”

Created in 1987, OptimumCare Corporation provides healthcare services in two industry segments. The behavioral health contract segment provides management teams to client hospitals and medical centers on a long-term contract basis to run inpatient and outpatient behavioral health services. The temporary healthcare staffing segment provides temporary skilled nurses, social workers and other professionals to a broad base of medical and healthcare client sites.

Certain of the statements made herein constitute forward-looking statements that involve risks and uncertainties, including the risks associated with plans, the effects of changing economic and competitive conditions, government regulation which may affect facilities, licensing, healthcare reform which may affect payment amounts and timing, availability of sufficient working capital, program development efforts and timing, and market acceptance of new programs which may affect future sales growth and/or costs of operations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.

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